Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact: Media Contact:	Jeffrey L. Chastain (713) 917-2020 Kate Perez (713) 917-2343
Pride International, Inc. Reports Third Quarter 2010 Financial Results
     HOUSTON, November 4, 2010 — Pride International, Inc. (NYSE: PDE) today reported income from continuing operations, net of tax, for the three months ended September 30, 2010 of $42.8 million, or $0.24 per diluted share. Results for the quarter included refinancing charges totaling $16.7 million, or $0.06 per diluted share, resulting from the early retirement of debt associated with the refinancing transactions that occurred during the quarter.
     In addition, results for the quarter were negatively affected by an on-going dispute with a client relating to the responsibility for payment of the time required for equipment inspection and maintenance at the specific request of the client on an unscheduled basis. As a result, we did not recognize the disputed $30 million of revenue pending resolution of the matter. This impacted results for the quarter by $0.11 per diluted share.
     Finally, the company recorded in the third quarter a benefit of $0.08 per diluted share associated with tax benefits related to the change in estimate of the company’s prior year tax liability.
     The third quarter 2010 results compared to income from continuing operations, net of tax, for the three months ended June 30, 2010 of $57.7 million, or $0.32 per diluted share. For the three months ended September 30, 2009, income from continuing operations, net of tax, was $79.9 million, or $0.45 per diluted share, which included severance costs of $6.9 million, or $0.03 per diluted share. Revenues totaled $346.2 million during the third quarter of 2010 compared to $350.3 million and $386.1 million during the second quarter of 2010 and third quarter of 2009, respectively.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., commented, “Our third quarter was highlighted by additional milestones achieved in our deepwater rig expansion program. In September, we took delivery of the second deepwater drillship to be added to our fleet, the Deep Ocean Clarion, following the on-time completion of construction activities in Korea. The rig is currently in transit to the U.S. Gulf of Mexico, where it is expected to commence a five-year contract with BP during late-first quarter of 2011, following the completion of integrated acceptance testing. Also, initial revenues were recognized on the first new drillship added to our deepwater fleet, the Deep Ocean Ascension, with the commencement in August, prior to the completion of client acceptance testing, of a special standby dayrate of $360,000, which will continue until the start up of the rig’s original five-year term that will occur no later than April 1, 2011. The special dayrate resulted from concentrated efforts by Pride and BP to identify an acceptable, temporary solution regarding the near-term operation of the rig in light of numerous delays resulting from the drilling moratorium and related U. S. government actions in the U.S. Gulf of Mexico. The rig has since completed integrated testing and commissioning activities and remains on the special standby dayrate awaiting instructions from our client regarding an initial drilling location.”
     “Also during the quarter, we completed a successful $1.2 billion issuance of senior notes and an amendment to our revolving credit facility that increased availability under the facility to $720 million, which has now been increased to $750 million. The notes issuance allowed us to refinance a portion of our long-term debt, moving our nearest debt maturity to 2019. Both the new notes and the amended credit facility provide us with enhanced liquidity and financial flexibility as we move toward the 2011 completion of our four-drillship expansion program and continue to pursue other alternatives for growth in the deepwater sector.”
     Net income for the three months ended September 30, 2010 was $36.5 million, or $0.20 per diluted share, including a loss from discontinued operations of $6.3 million, or $0.04 per diluted share. The results compared to net income of $57.5 million, or $0.32 per diluted share, for the three months ended June 30, 2010. For the three months ended September 30, 2009, net income totaled $35.6 million, or $0.20 per diluted share, including a loss from discontinued operations of $44.3 million, or $0.25 per diluted share.
     For the nine months ended September 30, 2010, income from continuing operations totaled $181.2 million, or $1.02 per diluted share, while net income was $166.9 million, or $0.94 per diluted share, inclusive of a loss from discontinued operations of $14.3 million, or $0.08 per diluted share. The results compared to income from continuing operations for the nine months ended September 30, 2009 of $363.5 million, or $2.06 per diluted share, with net income of $318.6 million, or $1.80 per diluted share, including a loss from discontinued operations of $44.9 million, or $0.26 per diluted share.
     In closing, Raspino added, “The offshore drilling industry has dealt with a highly uncertain environment since April 2010, given the unfortunate consequences stemming from the Deepwater Horizon incident. However, the latter half of the third quarter brought to light some promising developments in the deepwater segment of the industry with potentially positive implications over the coming year. Specifically, the number of client tenders requiring deepwater rigs in 2011 noticeably increased, while several rigs, including new deepwater rig capacity with 2011 availability, were awarded contracts, thereby reducing available deepwater capacity in the near- to intermediate-term, as clients increasingly display a preference toward the industry’s most advanced offshore drilling units. In addition, our industry is experiencing the second consecutive record year for announced discoveries in global deepwater areas, including many emerging and frontier basins, such as the recent announced discovery in the Sergipe-Alagoas Basin in the ultra-deep waters offshore northern Brazil. Strong deepwater geology bodes well for continued long-term sector visibility and is a primary reason why we remain committed to strategic growth in the sector.”

     Cash and cash equivalents at September 30, 2010 were $640 million, more than twice the level at June 30, 2010 of $311 million. The increase resulted primarily from the company’s August 2010 $1.2 billion senior notes offering. Approximately $517 million of the offering proceeds were used for the redemption in September 2010 of all of the company’s outstanding 7 3/8% senior notes due 2014. Total debt at September 30, 2010 was $1.9 billion compared to $1.2 billion at June 30, 2010, while stockholders’ equity at the end of the third quarter of 2010 was $4.5 billion, resulting in a debt-to-total-capital ratio of 30%, remaining within the company’s targeted range of 20% to 40%.
     Capital expenditures in the third quarter of 2010 were $366 million, resulting in capital expenditures in the first nine months of 2010 of $976 million. These amounts include capital expenditures relating to the company’s deepwater drillship construction program, which were $287 million in the third quarter, primarily reflecting a final payment on the Deep Ocean Clarion, resulting in $741 million in capital expenditures associated with the construction program through the first nine months of the year. The company’s capital expenditures target for 2010 has been revised to an estimated $1.13 billion from $1.05 billion. The company estimates an additional $840 million, including rig mobilization costs, capital spares and other startup costs, will be spent to complete the remaining two drillships under construction, the Deep Ocean Mendocino, with an expected January 2011 delivery, and the Deep Ocean Molokai, which is expected to be delivered in December 2011. Capital expenditure amounts stated above exclude capitalized interest.
     Deepwater Segment
     Revenues from the company’s Deepwater segment, consisting of four drillships and six semisubmersible rigs, were $216.2 million during the third quarter of 2010 compared to $222.5 million for the second quarter of the year. The decline in revenues was largely attributable to several items in the quarter and the impact of retroactive dayrate escalations on several rigs that were recognized in the second quarter of 2010. More specifically, third quarter results reflected the company’s inability to recognize an estimated $30 million of revenues relating to approximately 60 contracted rig days on the semisubmersible rig Pride North America due to a dispute with the client. Though there can be no assurances as to the outcome, the company currently anticipates that an ultimate resolution of the dispute should allow it to collect all or a substantial portion of the revenues. Also contributing to the decline in third quarter revenues, the drillship Pride Angola completed a scheduled five-year survey and other maintenance, requiring 13 days of out-of-service time, while the semisubmersible rigs Pride South Pacific and Pride Portland incurred a total of 11 days of out-of-service time for mechanical repairs. These events were partially offset by earlier than expected revenues from the drillship Deep Ocean Ascension following the commencement of a special standby dayrate on August 23, 2010 and higher utilization of the semisubmersible rig Pride Carlos Walter following a scheduled shipyard program and other repairs during the second quarter of 2010. Given these operating events, average daily revenues in the third quarter of 2010 declined to $294,800 from $340,800 in the second quarter of the year, while segment utilization increased to 95% from 90% over the same comparative period. Segment operating costs, before client reimbursables, were $121.1 million in the third quarter of 2010 compared to $115.2 million in the preceding quarter of the year. The increase was due primarily to the start up of the Deep Ocean Ascension. Earnings from operations totaled $66.9 million in the third quarter of 2010 compared to $83.0 million in the preceding quarter of the year, with segment EBITDA reaching $91.6 million, down from $104.9 million over the same comparative period. At September 30, 2010, 100% of the remaining rig days in 2010 were under contract, with 83% under contract in 2011, 67% in 2012 and 55% in 2013.
     Notable positive trends have recently surfaced in the deepwater sector that further support the positive long-term sector outlook and the visibility and attractiveness of the business. Since mid-year 2010, a growing list of client tenders have emerged covering new exploration, appraisal and development drilling opportunities in a number of locations, including offshore Brazil, Nigeria, Angola, Ivory Coast, Brunei, Australia and countries along the Mediterranean Sea. The tenders, most having commencement dates in 2011, cover contract durations of up to four years. Also, these clients’ requirements, and other needs that are currently in a preliminary stage of evaluation, are increasingly dictating a preference toward the advanced technical features and more efficient well construction attributes of the industry’s latest generation of deepwater rigs, such as the company’s Deep Ocean Molokai. Recent contract awards for some of the industry’s newest and most advanced deepwater drilling rigs are evidence of this growing preference. The company expects this factor to result in a stable to improving dayrate environment as the industry’s new uncommitted capacity is selected for contracts, and utilization of the global fleet remains effectively full.
     As evidence of near- to immediate-term sector strength emerges, the long-term outlook for the deepwater sector continues to add further visibility, supported by geologic success and growing access to promising new basins. Through October 2010, a total of 26 deepwater discoveries have already been announced by clients, eclipsing the previous record of 25 announced discoveries recorded in all of 2009. In addition to the traditional deepwater basins offshore Brazil, the U.S. Gulf of Mexico and Angola, other discoveries have been announced offshore the Ivory Coast, Ghana, Mozambique, Tanzania, Mexico and the Philippines, highlighting the expanding geographic reach of the activity. A number of countries have recently completed or are contemplating new deepwater licensing rounds that will provide increased exploration access to some of the promising offshore areas around the world, including Gabon, Sao Tomé, Príncipe, Nigeria, Norway and the Black Sea. The successful geology and increasing access, together with a stable trading range for crude oil prices, which have averaged approximately $78 per barrel over the past twelve months, reinforce the compelling long-term outlook for deepwater drilling.
     Midwater Segment
     Revenues from the company’s Midwater segment, consisting of six semisubmersible rigs, were $86.2 million during the third quarter of 2010 compared to $89.3 million in the second quarter of the year. Segment utilization declined slightly in the third quarter to 58% from 61% in the preceding quarter of the year, as 42 days of out-of-service time on the Pride South America to complete scheduled maintenance was substantially offset by higher utilization on the Pride South Atlantic and Pride Mexico. Operating costs, before reimbursables, declined to $60.4 million in the third quarter of 2010 from $63.9 million in the preceding quarter due primarily to lower survey and inspection costs associated with the Pride South Atlantic, which was in the shipyard during the second quarter of 2010. Segment earnings from operations were largely unchanged in the third quarter of 2010, totaling $12.5 million compared to $12.7 million in the preceding quarter. Third quarter 2010 EBITDA contribution was $25.7 million compared to $25.2 million in the second quarter of 2010. At September 30, 2010, the Midwater segment had 81% of the available rigs days remaining in 2010 under contract, with 78% under contract in 2011, 35% in 2012 and 14% committed in 2013.
     Utilization of the industry’s midwater fleet was 88% at September 30, 2010, largely unchanged from utilization at the conclusion of the second quarter of the year. A total of 14 units were idle around the world, with an additional 15 units expected to complete contracts over the fourth quarter of 2010. Increased demand has been seen in the North Sea region, especially offshore Norway, and offshore the northwest shelf of Australia. Outside of these regions, client demand remains minimal at present, with existing opportunities characterized largely by short contract durations. Available deepwater rigs with conventional mooring technology remain a near-term threat to the sector as these rigs compete more effectively for the limited drilling opportunities located in the traditional water depths for many midwater rigs of approximately 2,000 feet to 4,000 feet.
     Independent Leg Jackup Segment
     Revenues from the company’s Independent Leg Jackup segment, consisting of seven units, were $24.7 million during the third quarter of 2010, up from $21.6 million in the second quarter of the year. The segment incurred a loss from operations of $0.2 million in the third quarter of 2010 compared to a loss from operations in the preceding quarter of $12.1 million, while segment EBITDA totaled $6.8 million, up from negative EBITDA of $3.5 million over the same comparative period. The improved segment results were driven by higher utilization and average daily revenues. The higher utilization, which reached 41% in the third quarter of 2010, up from 39% in the second quarter of the year, resulted primarily from a full quarter of service on the Pride Montana following 26 days of out-of-service time during the second quarter of the year to complete scheduled maintenance. The improvement in average daily revenues, from $87,000 in the second quarter to $92,400 in the third quarter, was due in part to higher contract revenues on the Pride Cabinda. Segment operating costs, before reimbursables, declined to $17.9 million in the third quarter of 2010 from $24.7 million in the preceding quarter due primarily to a reduction in demobilization costs associated with the Pride Hawaii. At September 30, 2010, the Independent Leg Jackup segment had 17% of the remaining rig days in 2010 under contract, with 21% committed in 2011 and 14% committed in both 2012 and 2013.
     The industry count for idle independent leg jackup rigs increased to 91 units at September 30, 2010 from 79 at the end of the second quarter of 2010. The majority of the increase in idle capacity was attributable to units with standard features and dated technology. Utilization and dayrates for jackup rigs with these limiting features are expected to remain flat into 2011, while new, more technologically advanced units remain the preference for many clients. This preference for high specification features is expected to lead to improvements in utilization and dayrates among these rigs in the near-term with further additions to industry capacity already beginning. At present, five of the company’s seven standard independent leg jackup rigs are idle, with two units, the Pride Cabinda and Pride Tennessee likely to return to work in the first half of 2011.

     Pride International, Inc., headquartered in Houston, Texas, operates a fleet of 25 rigs, including four deepwater drillships, 12 semisubmersible rigs, seven independent leg jackups, and two managed deepwater rigs. The company also has two ultra-deepwater drillships under construction. The company’s floating rig fleet operates primarily offshore Brazil and West Africa.
     Pride International, Inc. will host a conference call at 11:00 a.m. Eastern time on Thursday, November 4, 2010 to discuss results for the third quarter of 2010, recent events and management’s operational and marketing outlook. Individuals who wish to participate in the conference call should dial 913-312-1272 and refer to confirmation code 1479882 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by selecting the Investor Relations link at www.prideinternational.com. A telephonic replay of the conference call should be available after 2:00 p.m. Eastern time on November 4 and can be accessed by dialing 719-457-0820 and referring to pass code 1479882. Also, a replay will be available through the Internet and can be accessed by visiting the company’s worldwide web address. The replay options will be available for approximately 30 days.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	September 30,
	2010	2009

REVENUES
Revenues excluding reimbursable revenues	$337.8	$379.5
Reimbursable revenues	8.4	6.6

	346.2	386.1

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	213.0	210.6
Reimbursable costs	7.5	5.8
Depreciation and amortization	46.7	39.5
General and administrative, excluding depreciation and amortization	22.6	30.2
Loss (gain) on sales of assets, net	0.4	(0.1)

	290.2	286.0

EARNINGS FROM OPERATIONS	56.0	100.1
OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	(6.5)	—
Refinancing charges	(16.7)	—
Interest income	1.1	0.6
Other expense, net	(6.1)	(2.7)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	27.8	98.0
INCOME TAXES	15.0	(18.1)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	42.8	79.9
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(6.3)	(44.3)

NET INCOME	$36.5	$35.6

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.24	$0.45
Loss from discontinued operations	(0.04)	(0.26)

Net income	$0.20	$0.19

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.24	$0.45
Loss from discontinued operations	(0.04)	(0.25)

Net income	$0.20	$0.20

SHARES USED IN PER SHARE CALCULATIONS
Basic	175.7	173.5
Diluted	176.2	174.0

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Nine Months Ended
	September 30,
	2010	2009
REVENUES
Revenues excluding reimbursable revenues	$1,039.2	$1,253.0
Reimbursable revenues	20.1	24.4

	1,059.3	1,277.4

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	631.9	615.9
Reimbursable costs	16.9	21.6
Depreciation and amortization	133.4	118.3
General and administrative, excluding depreciation and amortization	77.7	85.3
Gain on sales of assets, net	(0.1)	(0.5)

	859.8	840.6

EARNINGS FROM OPERATIONS	199.5	436.8
OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	(6.5)	(0.1)
Refinancing charges	(16.7)	—
Interest income	2.2	2.6
Other income (expense), net	5.6	(3.3)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	184.1	436.0
INCOME TAXES	(2.9)	(72.5)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	181.2	363.5
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(14.3)	(44.9)

NET INCOME	$166.9	$318.6

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$1.02	$2.06
Loss from discontinued operations	(0.08)	(0.26)

Net income	$0.94	$1.80

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$1.02	$2.06
Loss from discontinued operations	(0.08)	(0.26)

Net income	$0.94	$1.80

SHARES USED IN PER SHARE CALCULATIONS
Basic	175.5	173.4
Diluted	176.0	173.7

Pride International, Inc.
Consolidated Balance Sheets
(In millions)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$639.6	$763.1
Trade receivables, net	201.6	211.9
Deferred income taxes	7.6	21.6
Other current assets	154.3	167.6

Total current assets	1,003.1	1,164.2
PROPERTY AND EQUIPMENT	7,152.3	6,091.0
Less: accumulated depreciation	1,326.4	1,200.7

Property and equipment, net	5,825.9	4,890.3
OTHER ASSETS, NET	90.5	88.4

Total assets	$6,919.5	$6,142.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$30.3
Accounts payable	148.1	132.4
Accrued expenses and other current liabilities	274.3	339.7

Total current liabilities	452.7	502.4

OTHER LONG-TERM LIABILITIES	103.9	118.3

LONG-TERM DEBT, NET OF CURRENT PORTION	1,841.3	1,161.7

DEFERRED INCOME TAXES	65.8	102.7

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.8	1.8
Paid-in capital	2,093.9	2,058.7
Treasury stock	(21.6)	(16.4)
Retained earnings	2,377.7	2,210.8
Accumulated other comprehensive income	4.0	2.9

Total stockholders’ equity	4,455.8	4,257.8

Total liabilities and stockholders’ equity	$6,919.5	$6,142.9

Pride International, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Nine Months Ended
	September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$166.9	$318.6
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of Eastern Hemisphere land rigs	—	(5.4)
Depreciation and amortization	133.4	155.8
Refinancing charges	12.3	—
Amortization and write-offs of deferred financing costs	5.2	1.6
Amortization of deferred contract liabilities	(40.3)	(40.3)
Impairment charges	—	33.4
Gain on sales of assets, net	(0.1)	(0.5)
Deferred income taxes	(20.3)	(23.9)
Excess tax benefits from stock-based compensation	(2.7)	(1.0)
Stock-based compensation	25.0	28.8
Other, net	2.0	0.6
Net effect of changes in operating accounts	3.0	59.3
Change in deferred gain on asset sales and retirements	—	4.9
Increase in deferred revenue	12.7	0.6
Increase in deferred expense	(31.8)	(0.4)

NET CASH FLOWS FROM OPERATING ACTIVITIES	265.3	532.1
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(1,049.1)	(698.6)
Reduction of cash from spin-off of Seahawk	—	(82.4)
Proceeds from dispositions of property and equipment	1.3	7.3
Proceeds from the sale of Eastern Hemisphere land rigs, net	—	9.6

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(1,047.8)	(764.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of borrowings, including prepayment premiums	(534.6)	(22.3)
Proceeds from debt borrowings	1,200.0	498.2
Debt financing costs	(16.6)	(6.2)
Net proceeds from employee stock transactions	7.5	6.3
Excess tax benefits from stock-based compensation	2.7	1.0

NET CASH FLOWS FROM FINANCING ACTIVITIES	659.0	477.0
(Decrease) increase in cash and cash equivalents	(123.5)	245.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	763.1	712.5

CASH AND CASH EQUIVALENTS, END OF PERIOD	639.6	957.5

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(Unaudited)
(In millions)

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Deepwater revenues:
Revenues excluding reimbursables	$212.1	$219.0	$189.9
Reimbursable revenues	4.1	3.5	1.9

Total Deepwater revenues	216.2	222.5	191.8

Midwater revenues:
Revenues excluding reimbursables	86.1	89.1	96.8
Reimbursable revenues	0.1	0.2	1.4

Total Midwater revenues	86.2	89.3	98.2

Independent Leg Jackups revenues:
Revenues excluding reimbursables	24.5	21.0	72.6
Reimbursable revenues	0.2	0.6	0.2

Total Independent Leg Jackups revenues	24.7	21.6	72.8
Other	19.0	16.7	21.7
Corporate	0.1	0.2	1.6

Total revenues	$346.2	$350.3	$386.1

Earnings (loss) from continuing operations:
Deepwater	$66.9	$83.0	$71.8
Midwater	12.5	12.7	25.7
Independent Leg Jackups	(0.2)	(12.1)	32.6
Other	2.1	1.0	1.6
Corporate	(25.3)	(27.3)	(31.6)

Total	$56.0	$57.3	$100.1

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(Unaudited)
(In millions)

	Nine Months Ended
	September 30,
	2010	2009
Deepwater revenues:
Revenues excluding reimbursables	$649.0	$634.4
Reimbursable revenues	10.6	10.7

Total Deepwater revenues	659.6	645.1

Midwater revenues:
Revenues excluding reimbursables	269.0	338.9
Reimbursable revenues	0.7	4.8

Total Midwater revenues	269.7	343.7

Independent Leg Jackups revenues:
Revenues excluding reimbursables	76.9	220.7
Reimbursable revenues	1.0	0.6

Total Independent Leg Jackups revenues	77.9	221.3

Other	51.8	65.5
Corporate	0.3	1.8

Total revenues	$1,059.3	$1,277.4

Earnings (loss) from continuing operations:
Deepwater	$237.4	$300.9
Midwater	56.1	121.1
Independent Leg Jackups	(13.5)	102.3
Other	3.7	3.9
Corporate	(84.2)	(91.4)

Total	$199.5	$436.8

Pride International, Inc.
Quarterly Selected Segment Metrics

	Q3 2010		Q2 2010		Q3 2009
	Average Daily	Utilization	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$294,800	95%	$340,800	90%	$343,200	76%
Midwater	$269,800	58%	$269,700	61%	$264,100	67%
Independent Leg Jackups	$92,400	41%	$87,000	39%	$123,100	92%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Quarterly Selected Segment Metrics

	Nine Months Ended September 30,
	2010		2009
	Averarage Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$322,500	92%	$338,600	87%
Midwater	$268,100	61%	$260,900	80%
Independent Leg Jackups	$97,000	42%	$123,100	94%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(In millions)
We believe that this non-GAAP financial measure for EBITDA is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the company’s ability to fund its cash needs.

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Deepwater
Earnings from continuing operations	$66.9	$83.0	$71.8
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	24.7	21.9	19.0

EBITDA	91.6	104.9	90.8

Midwater
Earnings from continuing operations	12.5	12.7	25.7
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	13.2	12.5	11.3

EBITDA	25.7	25.2	37.0

Independent Leg Jackups
Earnings (loss) from continuing operations	(0.2)	(12.1)	32.6
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	7.0	8.6	7.3

EBITDA	6.8	(3.5)	39.9

Other & Corporate
Loss from continuing operations	(36.4)	(25.9)	(50.2)
Plus: Total interest expense, net	5.4	(0.9)	(0.6)
Plus: Income tax provision (benefit)	(15.0)	3.1	18.1
Plus: Depreciation and amortization	1.8	1.7	1.9

EBITDA	(44.2)	(22.0)	(30.8)

Total Pride International Inc.
Income from continuing operations	42.8	57.7	79.9
Plus: Total interest expense (income), net	5.4	(0.9)	(0.6)
Plus: Income tax provision (benefit)	(15.0)	3.1	18.1
Plus: Depreciation and amortization	46.7	44.7	39.5

EBITDA	$79.9	$104.6	$136.9